EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 7, 2010 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the first quarter ended March 31, 2010 of $417,000, or $.01 per diluted share, compared to $256,000, or $.01 per diluted share, in the first quarter of 2009. Total revenue for the first quarter of 2010 increased to $26.0 million, an increase of 1.4% from 2009 first quarter revenue of $25.6 million. Premiums for the first quarter of 2010 increased 2.5% to $23.4 million from $22.8 million for the comparable quarter in 2009. The increase in premiums for the 2010 quarter was due to the solid growth in the life and health business, partially offset by the continued softness in the property & casualty business.

Commenting on the quarter, Hilton H. Howell, Jr., Chairman, president and chief executive officer, stated “The 2010 first quarter results make us optimistic for the balance of the year. Earned premiums in our life and health business during the first quarter of 2010 were approximately $15.3 million, which was an 11% increase over the earned premiums in the first quarter of 2009 and a 3% increase over the earned premiums in the fourth quarter of 2009. Further, the losses incurred in the life and health business were proportionately lower in the first quarter of 2010 than in the first quarter of the prior two years. While the earned premium in our property & casualty business was approximately $8.1 million during the first quarter of 2010, a level that is consistent with the fourth quarter of 2009, new business opportunities are being considered, and the prospects for growth seem positive.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal insurance subsidiaries include American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr. Senior Vice President and Chief Financial Officer Atlantic American Corporation 404-266-5501	Hilton H. Howell, Jr. Chairman , President & CEO Atlantic American Corporation 404-266-5505

Atlantic American Corporation
Financial Data
As of March 31, 2010
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Insurance premiums	$ 23,358	$ 22,797
Investment income	2,557	2,735
Realized investment gains, net	-	13
Other income	48	67
Total revenue	25,963	25,612
Insurance benefits and losses incurred	15,390	14,880
Commissions and underwriting expenses	7,140	7,518
Interest expense	642	721
Other	2,217	2,186
Total benefits and expenses	25,389	25,305
Income before income taxes	574	307
Income tax expense	157	51
Net income	$ 417	$ 256
Net income per common share (basic and diluted):	$ 0.01	$ 0.01

Selected Balance Sheet Data	March 31, 2010	December 31, 2009
Total investments	$ 197,949	$ 195,410
Total assets	261,345	262,086
Insurance reserves and policy funds	127,995	129,213
Debt	41,238	41,238
Total shareholders' equity	80,670	77,470
Book value per common share	3.31	3.16